Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES APPOINTMENT OF NEW EXECUTIVE OFFICERS
Union City, CA — October 18, 2006 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today that it had appointed Steven C. Halladay, Ph.D., Senior Vice President, Clinical and Regulatory Affairs and Eric J. Liebler, Senior Vice President, Strategic Planning and Communications.
     Steven Halladay most recently served as Vice President, Clinical and Regulatory Affairs of Durect Corporation, a specialty pharmaceutical company where he was responsible for all regulatory, pre-clinical and clinical activity. Prior to joining Durect, Dr. Halladay served as Senior Executive Vice President of Clingenix, Inc., a clinical research and pharmacogenomics company, and as President and Chief Executive Officer of its wholly-owned subsidiary, Research Services, Inc. Earlier in his career Dr. Halladay spent over a decade with Syntex in roles of increasing responsibility in both the pre-clinical and clinical departments. Dr. Halladay has planned, conducted, analyzed, and reported over 100 clinical trials for FDA and Ex US submissions, Rx and OTC and is considered an expert in the acceleration of clinical development through various strategies.
     Eric Liebler was most recently the founder of Nisola, LLC, a provider of management, financial and investor services to CNS-focused specialty and biotechnology companies. Mr. Liebler spent over ten years with Elan Corporation and its predecessor, Athena Neurosciences, where he served in a number of increasingly senior roles in Marketing, Investor Relations and Strategic Planning. Mr. Liebler was previously President of Amarin Pharmaceuticals, a CNS-focused specialty pharmaceutical company and also served as Vice President of Business Development for Enzon Pharmaceuticals. Mr. Liebler started his career as an Analyst and Associate in PaineWebber’s (now UBS) Health Care investment banking group. Mr. Liebler currently serves as a public trustee and Treasurer of the American Academy of Neurology Foundation.
     “Steven and Eric bring a tremendous amount of industry experience across a broad range of disciplines to Questcor and are the perfect complement to our current executive team. I am confident that their experiences will be an invaluable asset as we continue to transform Questcor into a leading CNS-focused specialty pharmaceutical company,” commented James Fares, Questcor’s President and CEO.
About Questcor - Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with multiple sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
510-400-0740
IR@Questcor.com